Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) (1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13D to which this exhibit is attached, and all amendments thereto, is filed on behalf of each of them.

HALLWOOD TRUST

By:	Hallwood Company Limited, Trustee

By:	/s/ Anthony J. Gumbiner
	Name:	Anthony J. Gumbiner
	Title:	Director

/s/ Anthony J. Gumbiner
Anthony J. Gumbiner

Date: November 8, 2012